JOY GLOBAL INC.

News Release

Contacts:

At the Company:	At Financial Relations Board:
James H. Woodward, Jr.	George Zagoudis
Executive Vice President and	Analyst Contact
Chief Financial Officer	312-640-6663

414-319-8507

JOY GLOBAL INC. ANNOUNCES FISCAL 2007 THIRD QUARTER OPERATING RESULTS

•	New orders up year-over-year to $628 million
•	Aftermarket orders increase 15 percent
•	Temporary softness in U.S. coal markets persists yet underground OE orders increase
•	Operating cash flow of $150 million in Q3

Milwaukee, WI – August 29, 2007 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported third quarter fiscal year 2007 results. Net sales for the quarter totaled $622 million, compared with $599 million in the third quarter of last year. Operating income totaled $110 million in the third quarter, unchanged from the corresponding quarter last year. Current quarter operating income was unfavorably impacted by severance related expenses of $3.3 million related to expense reduction programs primarily in the U.S and the United Kingdom and Stamler purchase accounting charges of $2.6 million. Net income was $72.9 million, or $0.66 per diluted share in the quarter compared with $189 million, or $1.53 per diluted share in the third quarter of last year. Net income in the prior year quarter benefited from a reversal of certain deferred tax asset valuation allowances of $111 million, or $0.90 a share, and reorganization income of $1.9 million, or $0.01 a share.

“Overall market conditions continue to be positive, especially in our international markets,” commented Mike Sutherlin, president and CEO of Joy Global. “Despite continued short-term weakness in the U.S., bookings for Joy Mining were up 18% over the prior year. This is the result of strong international aftermarket orders and original equipment orders in the U.S. for longwall roof support systems. From an even more positive perspective, the U.S. longwall investments reflect our customers’ confidence in the future strength of the U.S. market. Surface mining sales at P&H were up 11% over the prior year despite the adverse affect of operating and supply chain issues. P&H bookings declined 14% year over year, which represents the continued lumpiness in orders rather than being any indication of weakness in the surface market segment. As a result, we are continuing to invest in capacity expansion for P&H.

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100 E Wisconsin Ave Suite 2780 Milwaukee WI 53202 ( PO Box 554 Milwaukee WI 53201-0554 ( 414/319/8501

Joy Global Inc.

We generated over $150 million in operating cash flow during the quarter, aided by significant advance payments for new equipment. Although working capital levels improved in the quarter, inventory increased due to the shortfall in shipments from our production plans. We have identified the underlying operational and supply chain causes for this shortfall, and expect to be back on our production schedule by the end of the calendar year.

Overall, I remain very optimistic about all of our markets. All but U.S. coal remain in supply deficit with continued capacity expansions announced by our customers. We continue to make plans and investments to increase our capacity to first meet the growing needs of our customers for aftermarket parts and services, and secondly to meet the continued high level of demand for original equipment.”

Third Quarter Operating Results

Bookings in the quarter totaled $628 million, an increase of 4 percent from the $606 million in total orders in the prior year’s quarter. On a consolidated basis, aftermarket orders improved by 15 percent, while original equipment orders decreased by 13 percent. Underground mining orders increased by 18 percent over the comparable prior year period, with aftermarket orders increasing 25 percent led by strong demand in China and the inclusion of the Stamler products. Underground original equipment orders increased by 9 percent from the prior year primarily due to roof support system orders in the U.S. and Russia. Surface mining orders decreased by 14 percent year over year. Surface mining aftermarket orders increased by 4 percent over the comparable quarter, but were more than offset by a reduction in original equipment orders. However, the volume of near-term order prospects continues to support the company’s positive long-term outlook.

Total sales for the quarter of $622 million reflect a 4 percent increase over revenues in the third quarter of fiscal 2006. In the surface mining segment, revenues increased by 11 percent over the prior year, with original equipment revenue up 15 percent and aftermarket sales up 10 percent. Despite these double-digit increases over the prior year period, surface mining sales were constrained by capacity limitations and related operational issues. The company continues to make prudent investments in capacity for proprietary components and to do selected outsourcing of non-proprietary fabrications. The combination of a second facility in Tianjin, China, which will break ground in the fall, and internal process improvements in Milwaukee will help address capacity issues. Underground mining revenues continue to be impacted by weakness in U.S. coal, and declined 1 percent from the prior year. Adjusted for the addition of Stamler, underground sales would have been down 9 percent. Underground original equipment revenue increased 6 percent from the comparable prior year period, primarily on strength in Australia, but this was offset by a decline in aftermarket revenue of 6 percent. Decreases in underground mining aftermarket revenues were mainly the result of continued softness in the Central Appalachia region of the U.S. With the continued market weakness in U.S. underground coal, the Joy Mining business is positioning itself to take advantage of increased prospects in China, Australia, South Africa, India and Russia.

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Joy Global Inc.

Gross profit margins were 32 percent in the third quarter, essentially equal to the prior year period. Product development, selling and administrative expenses increased to 14 percent of sales in the third quarter of 2007 from 13 percent in the comparable period in the prior year due to continuing investment in China, Stamler related expenses and severance expenses primarily in the United Kingdom and the United States. As a result, operating margin declined by approximately 50 basis points from the prior year quarter.

Net interest expense increased $7.3 million in the quarter compared to the prior year primarily due to the $400 million bond issuance in November 2006. The proceeds of this bond offering were used for the Stamler acquisition and to repurchase the company’s shares, and had a net accretive impact on the third quarter’s EPS. Last year’s third quarter also included $1.9 million of reorganization income that was not repeated in the current quarter.

The provision for income taxes was $30.3 million in the third quarter of fiscal 2007 compared to a benefit of $76.6 million in the prior year’s comparable period. The prior year’s comparable period included a positive adjustment of $111 million related to the reversal of certain U.S. deferred federal-tax related valuation allowances. On a recurring basis, the effective tax rate was 29 percent compared to 31 percent in the prior year’s quarter, before the deferred tax valuation allowance adjustment. The improvement was due to the change in the geographic mix of earnings. Based on the company’s projected mix of earnings, the effective tax rate for fiscal 2007 is estimated to be 31 percent.

Other Financial Matters

Cash flow was exceptional in the current quarter, with net cash from operations totaling $150 million on strong advanced payments for new machines. Capital expenditures were $19.3 million in the quarter and $38.5 million was utilized for stock buybacks and quarterly dividends. While accounts receivable days outstanding were essentially flat, the quality of the receivables improved in the current quarter. Of particular note in this regard, the company received the necessary letter of credit for the powered roof support system in China that was disclosed in the second quarter 2007 10-Q and mentioned in the earnings update that the company issued on July 25, 2007. Furthermore, the company expects to collect all open balances in full per the underlying contract with shipments completed in fiscal 2007. Inventory during the quarter grew by $8.7 million primarily the result of a shortfall in shipments from our production plans in both the surface and underground businesses. The shortfall in the surface business was primarily due to supplier delays. The shortfall in the underground business reflected weaker than anticipated U.S. underground coal markets, and several unusual items including widespread flooding in the U.K. and a national labor action in South Africa. Where applicable, corrective actions are underway and the company expects to be back on its production schedule by the end of this calendar year.

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Joy Global Inc.

Late in the third quarter, the company continued to repurchase its common stock and completed buybacks of approximately $22.2 million. To date, the company has repurchased 16.3 million shares for $752 million. The company will continue to use available free cash flow to repurchase its shares and anticipates completing its $1 billion repurchase authorization prior to the program’s expiration at the end of calendar 2008.

Positive Long-Term Global Mining Outlook

The long-term outlook for the commodities mined by the company’s customers remains positive. Commodity demand is driven by continued high growth rates in the world economy in general, and from the strong demand in China, India and other developing countries as they continue to industrialize and modernize. Demand is strong and prices remain high in copper and iron ore, and the supply of these commodities is expected to remain in deficit for the next several years. As a result, producers continue to announce additional expansion projects and discuss future equipment needs with the company. World oil prices continue to support the economics of the Canadian oil sands, with several new projects receiving approval this year. Increasing demand for coal in the Chinese domestic market has resulted in lower exports and increased demand for seaborne coal from Australia and South Africa. Pressure on supply has further increased as the Beijing government continues to close small township mines for safety violations. As a result, demand is expected to exceed the supply of coal in international markets for the next several years.

Although the long-term outlook remains positive, U.S. coal continues to exhibit short-term softness. This is primarily the result of weakening demand for electricity, and compounded by the generator’s increased burn of natural gas to enable them to build coal stockpiles. On a year-to-date basis, electricity demand continues to be higher than last year, but on a quarterly basis the gain over 2006 has been declining. For the third quarter, electricity generation is actually behind the same period of 2006. In addition, power generators continue to burn natural gas to allow them to build coal stockpiles to higher target levels as a hedge against transportation and supply disruptions. Although the company feels confident that the new, mainly coal-fueled power generating capacity that is under construction or in the latter stages of approval will be completed as planned, it also acknowledges that the lack of a comprehensive national energy policy and the rush to politically motivated decisions can delay approval of subsequent capacity requirements. The worldwide demand for all forms of energy is at unprecedented levels due to the additional demand from emerging markets as they continue to industrialize. As a consequence, it is not possible to meet future energy needs either globally or nationally, without the strong participation of coal. Therefore, future energy policies will inevitably include significant investment in clean coal technologies. Developing these clean coal technologies will ensure that coal remains the preferred fuel for base load power generation by providing an energy source that is reliable, secure, environmentally compliant, and a fraction of the cost of other energy sources.

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Joy Global Inc.

“The outlook for our markets remains very positive,” stated Mike Sutherlin. “Our customers see long-term demand growth for the commodities they produce, and are making significant investments in expansion projects. Our strong international markets continue to improve and offset weakness in U.S. underground coal. However, the weakness in the U.S. coal market has continued for longer than we anticipated and we will continue to position ourselves so we are not dependent on the timing of its recovery. Therefore, we are reducing expenses related to the U.S. market, knowing that we can respond quickly when meaningful improvement in this market does begin to materialize. This will allow us to maximize our opportunities for revenue and profitability gains in the current market conditions.”

Forward Guidance Tempered By Softness in U.S. Coal and Capacity Constraints

Sutherlin continued, “Our forward guidance this quarter reflects the strong outlook for our international markets, but is tempered by a continued weakness in U.S. underground coal and the capacity limitations in our surface mining equipment business. Demand continues to be higher than the capacity addition completed at our P&H operations in Milwaukee earlier this year plus the expanded outsourcing of non-proprietary fabrications related to this capacity. As announced previously, we expect to break ground on a second facility in Tianjin, China this fall, which will be dedicated to P&H production. It is scheduled to start-up production in 2008 with full production by 2009. In the meantime, we continue to focus on operating efficiencies to expand realizable capacity by improving manufacturing cycle time and throughput.

Sutherlin concluded, “With all of these factors considered, we now expect our revenues over the next 12 months to be in the range of $2.6 to $2.8 billion. Continued focus on cost control and productivity initiatives should result in increased efficiencies. We anticipate operating earnings in the range of $490 to $530 million. We believe this level of operating performance, combined with continued repurchase of our shares, will result in diluted earnings per share of $2.90 to $3.15 in the next twelve months.

Quarterly Conference Call

Management will host a quarterly conference call to discuss the company’s third quarter results to be held at 11:00 AM EDT on August 29, 2007. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code #12560325. A rebroadcast of the call will be available until the close of business on September 21, 2007 by dialing 800-642-1687 or 706-645-9291, access code #12560325. Finally, a replay of the webcast will be accessible until September 28, 2007 through the Investor Relations website at (http://www.joyglobal.com/investorrelations/confcalls.jsp).

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: the duration of the recovery of the international coal

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Joy Global Inc.

and copper commodity markets and the downturn in U.S. coal markets; sustained economic growth and stability in China and our continued access to the Chinese market for mining equipment; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the under-absorption of manufacturing expenses; increased costs and constraints on the supply of major purchased items such as steel, castings, forgings and bearings can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; possible adverse tax rulings; potential strikes or other labor union actions; inability to recover lost profits on uncollectible accounts receivable; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to hire or retain qualified employees; unexpected adverse results in litigation or arbitration may reduce our profits; difficulties in integrating business operations we acquire could negatively impact the results of those acquired operations; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

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Joy Global Inc.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	July 27,	July 29,	July 27,	July 29,
	2007	2006	2007	2006

Net sales	$621,785	$598,710	$1,811,413	$1,712,399
Costs and expenses:
Cost of sales	424,896	409,828	1,230,485	1,173,185
Product development, selling
and administrative expenses	88,909	80,362	259,772	234,757
Other income	(2,286)	(1,144)	(4,669)	(6,105)
Operating income	110,266	109,664	325,825	310,562

Interest income (expense), net	(6,930)	381	(19,415)	2,887
Reorganization items	(135)	1,895	(415)	6,847
Income before income taxes	103,201	111,940	305,995	320,296

(Provision) benefit for income taxes	(30,300)	76,625	(95,850)	9,325

Income before cumulative effect of changes in accounting principle	72,901	188,565	210,145	329,621
Cumulative effect of changes in accounting principle	-	-	-	1,565

Net income	$72,901	$188,565	$210,145	$331,186

Basic earnings per share
Income before cumulative effect of accounting changes	$0.67	$1.55	$1.89	$2.69
Cumulative effect of accounting changes	-	-	-	0.01
Net income	$0.67	$1.55	$1.89	$2.70

Diluted earnings per share
Income before cumulative effect of accounting changes	$0.66	$1.53	$1.87	$2.66
Cumulative effect of accounting changes	-	-	-	0.01
Net income	$0.66	$1.53	$1.87	$2.67

Dividends per share	$0.15	$0.1125	$0.45	$0.3375

Weighted average shares outstanding:
Basic	109,137	121,366	111,079	122,477
Diluted	110,462	122,912	112,410	124,133

Note - for complete quarterly information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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Joy Global Inc.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	July 27,	October 28,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$118,608	$101,254
Accounts receivable, net	466,422	431,430
Inventories	747,502	639,934
Other current assets	69,450	55,257
Total current assets	1,401,982	1,227,875

Property, plant and equipment, net	233,764	205,011
Intangible assets, net	68,361	76,154
Deferred income taxes	280,863	335,690
Prepaid benefit cost	61,304	69,388
Other assets	55,652	39,887
Total assets	$2,101,926	$1,954,005

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term obligations	$214	$5,166
Trade accounts payable	169,017	200,121
Employee compensation and benefits	50,091	77,415
Advance payments and progress billings	295,487	186,581
Accrued warranties	43,281	38,929
Other accrued liabilities	79,651	91,769
Total current liabilities	637,741	599,981

Long-term obligations	446,198	98,145

Other non-current liabilities	345,331	336,250

Shareholders' equity	672,656	919,629

Total liabilities and shareholders' equity	$2,101,926	$1,954,005

Note - for complete quarterly information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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Joy Global Inc.

Joy Global Inc.
Supplemental Financial Data
(Unaudited)
(In Thousands)

	Three Months Ended		Nine Months Ended
	July 27,	July 29,	July 27,	July 29,
	2007	2006	2007	2006
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$347,149	$352,213	$1,037,449	$1,028,796
Surface Mining Equipment	274,636	246,497	773,964	683,603
Total Sales By Operation	$621,785	$598,710	$1,811,413	$1,712,399

Net Sales By Product Stream:
Aftermarket Revenues	$381,026	$377,573	$1,138,433	$1,036,696
Original Equipment	240,759	221,137	672,980	675,703
Total Sales By Product Stream	$621,785	$598,710	$1,811,413	$1,712,399

Net Sales By Geography:
United States	$260,941	$264,881	$897,404	$812,428
Rest of World	360,844	333,829	914,009	899,971
Total Sales By Geography	$621,785	$598,710	$1,811,413	$1,712,399

OPERATING INCOME BY SEGMENT:

Underground Mining Machinery	$63,563	$75,173	$203,374	$216,907
Surface Mining Equipment	53,671	42,165	144,184	116,023
Corporate	(6,968)	(7,674)	(21,733)	(22,368)
Total Operating Income	$110,266	$109,664	$325,825	$310,562

DEPRECIATION AND AMORTIZATION BY SEGMENT:

Underground Mining Machinery	$8,811	$5,855	$25,292	$17,629
Surface Mining Equipment	4,246	3,824	11,958	11,104
Corporate	11	18	47	52
Total Depreciation And Amortization	$13,068	$9,697	$37,297	$28,785

CASH FLOW DATA:

Decrease (Increase) in Net Working Capital Items	70,480	(51,028)	(36,381)	(133,847)
Property, Plant and Equipment Acquired	19,310	8,220	43,115	32,788
Cash Interest Paid	13,417	653	17,626	1,549
Cash Taxes Paid	18,822	8,669	47,422	27,989

BOOKINGS DATA:

Underground Mining Machinery	$393,362	$334,555	$1,103,897	$993,474
Surface Mining Equipment	235,065	271,751	817,865	758,972
Total Bookings	$628,427	$606,306	$1,921,762	$1,752,446

	Amounts as of
BACKLOG DATA:	July 27,	April 27,	January 26,	October 28,
	2007	2007	2007	2006

Underground Mining Machinery	$775,563	$729,350	$641,283	$709,115
Surface Mining Equipment	630,302	669,873	659,170	586,401
Total Backlog	$1,405,865	$1,399,223	$1,300,453	$1,295,516

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